Exhibit 99.1

Larry Parman Joins Paycom’s Board of Directors

OKLAHOMA CITY—BusinessWire—Paycom Software, Inc. (NYSE:PAYC), a leading provider of comprehensive, cloud-based human capital management software, today announced that Larry Parman, president and CEO of Parman & Easterday, LLP, has been appointed to Paycom’s board of directors as a Class I director, replacing Conner Mulvee, who tendered his resignation.

Parman founded Parman & Easterday, LLP, a law firm, in 1985. Today, he serves on the board of the Oklahoma State Chamber of Commerce and the Oklahoma Council of Public Affairs. Parman previously served on the board of managers for CompSource Oklahoma, a mutual insurance company, where he was the board chair for two years. From November 2013 to January 2015, he served as Secretary of Commerce for the State of Oklahoma and executive director of the Oklahoma Commerce Department after fulfilling his duties as the Oklahoma Secretary of State.

“Apart from his strong business knowledge and public service to the state, Larry is a trusted leader among business owners and politicians,” said Paycom’s president and CEO, Chad Richison.

Parman holds a bachelor’s degree in business and public administration from the University of Missouri-Columbia and graduated with his juris doctorate from the University of Missouri-Kansas City.

“I have had the privilege of watching Paycom’s emergence firsthand and am honored to join the board of one of the premier human capital management technology companies in the country,” said Parman.

Parman’s position will become effective on June 30.

About Paycom

As a leader in payroll and HR technology, Oklahoma City-based Paycom redefines the human capital management industry by allowing companies to effectively navigate a rapidly changing business environment. Its cloud-based software is based on a core system of record maintained in a single database for all human capital management functions, providing the functionality that businesses need to manage the complete employment life cycle, from recruitment to retirement. Paycom has the ability to serve businesses of all sizes and in every industry. As one of the leading human capital management providers, Paycom has sales offices across the country and serves clients in all 50 states.

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Paycom Software, Inc.

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media@paycom.com

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David Niederman, 855-603-1620

investors@paycom.com